Issuer Free Writing Prospectuses

Filed pursuant to Rule 433

Free Writing Prospectus dated August 8, 2016

Registration Statement No. File No. 333-197680

Graphic Packaging International, Inc.

Pricing Term Sheet – August 8, 2016

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus

Supplement dated August 8, 2016, filed as part of Registration Statement No. 333-197680

Issuer:	Graphic Packaging International, Inc. (the “Issuer”)

Principal Amount:	$300,000,000

Title of Securities:	4.125% Senior Notes due 2024

Final Maturity Date:	August 15, 2024

Issue Price:	100.000%, plus accrued and unpaid interest, if any

Coupon:	4.125%

Yield to Maturity:	4.125%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2017

Record Dates:	February 1 and August 1

Optional Redemption:

At any time prior to May 15, 2024, the Notes may also be redeemed or purchased, in whole or in part, at the Issuer’s option, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium.

At any time on or after May 15, 2024, the Issuer may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption Upon Certain Equity Offerings:

The Issuer may redeem up to 35% of the aggregate principal amount of the outstanding notes at a redemption price of 104.125% of the principal amount thereof, plus accrued and unpaid interest, prior to May 15, 2019.

Use of Proceeds:

The Issuer will use the net proceeds of this offering to repay a portion of the outstanding borrowings under the U.S. Dollar portion of the Issuer’s senior secured revolving credit facility, and to pay fees and expenses incurred in connection therewith.

Joint Book-Running Managers and Co-Managers:	Name	Principal Amount of Notes
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$105,000,000
	J.P. Morgan Securities LLC	$ 27,000,000
	Rabo Securities USA, Inc.	$ 27,000,000
	SunTrust Robinson Humphrey, Inc.	$ 27,000,000
	Citigroup Global Markets Inc.	$ 15,000,000
	TD Securities (USA) LLC	$ 15,000,000
	Wells Fargo Securities, LLC	$ 15,000,000
	Fifth Third Securities, Inc.	$ 10,500,000
	Goldman, Sachs & Co.	$ 10,500,000
	MUFG Securities Americas Inc.	$ 10,500,000
	PNC Capital Markets LLC	$ 10,500,000
	Regions Securities LLC	$ 10,500,000
	SMBC Nikko Securities America, Inc.	$ 10,500,000
	BBVA Securities Inc.	$ 6,000,000

$300,000,000

Trade Date:	August 8, 2016

Settlement Date:	August 11, 2016 (T+3)

CUSIP and ISIN Numbers:	CUSIP: 38869P AM6 ISIN: US38869PAM68

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

The Issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling toll free 1-800-294-1322 or by emailing BofA Merrill Lynch at: dg.prospectus_requests@baml.com.